Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Skyworks Solutions, Inc.:
We consent to the use of our report dated November 21, 2012, with respect to the consolidated balance sheets of Skyworks Solutions, Inc. and subsidiaries as of September 28, 2012 and September 30, 2011, and the related consolidated statements of operations, cash flows, and stockholders' equity and comprehensive income for each of the years in the three-year period ended September 28, 2012, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of September 28, 2012, which report appears in the September 28, 2012 annual report on Form 10-K of Skyworks Solutions, Inc. and is incorporated herein by reference in this Registration Statement on Form S-8.
Our report dated November 21, 2012, on the effectiveness of internal control over financial reporting as of September 28, 2012, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of Skyworks Solutions, Inc.'s internal control over financial reporting as of September 28, 2012, Advanced Analogic Technologies Inc.'s internal control over financial reporting associated with total assets of 13.7% (of which 8.1% represented goodwill and intangible assets included within the scope of the assessment) included in the consolidated financial statements of Skyworks Solutions, Inc. and subsidiaries as of September 28, 2012. Our audit of internal control over financial reporting of Skyworks Solutions, Inc. also excluded an evaluation of the internal control over financial reporting of Advanced Analogic Technologies Inc.
/s/ KPMG LLP
Boston, Massachusetts
September 23, 2013

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